AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

     This Amendment to Common Stock Purchase Agreement (the "Amendment") is made and entered into as of the ____ day of ____________, 2002, between Sterling FBO Holdings, Inc., a Nevada corporation (the "Seller"), with its principal office 2800 Post Oak Blvd., Suite 5260, Houston, Texas 77056, and BlueStar Leasing, Inc., a Nevada corporation ("Buyer"), of 3450 East Russell Road, Suite 111, Las Vegas, Nevada 89120.

                                    RECITALS


1. Seller and Buyer entered into a Common Stock Purchase Agreement dated June 1, 2002 (the "Agreement").

2. It was contemplated that certain assets would be transferred to the Seller before or simultaneous with the closing of the transaction described in the Agreement.

3. Because of delays in transferring assets to the Seller, the parties desire to amend the Agreement to extend the closing date of the transaction and to revise the number of shares to be issued at closing to reflect the assets held by Seller.

                                    AMENDMENT

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, conditions, representations and warranties contained herein, the Seller and Buyer hereby each agree to amend the Agreement as follows:

1. Section 2.1 of the Agreement is hereby amended to reflect the adjusted shares to be exchanged at closing to reflect the assets held by Seller and the shares of Seller outstanding and to read in full as follows:

     "2.1 Purchase and Sale. Subject to all the terms and conditions of this Agreement, at closing described below (the "Closing"), the Buyer agrees to issue to the Shareholders of the Seller 8,638,334 Shares, in exchange for 8,638,334 shares of the Common Stock of the Seller."

2. Sections 3.2 and 4.3 of the Agreement are hereby amended to reflect the adjusted number of shares outstanding of the Buyer at closing in the second sentence of each of those sections such that the second sentence of both
     Section 3.2 and 4.3 shall read in full as follows:

     "Immediately after the Closing, the outstanding capital stock of the Buyer shall be 14,888,334 shares of Common Stock and no shares of Undesignated Preferred Stock outstanding."


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3.   Section  8.1(b) of the  Agreement  is hereby  amended to reflect the mutual agreement of the Buyer and Seller to extend the Termination Date until September 30, 2002.

4. Except as amended above, this amendment shall not amend or otherwise modify the terms or provisions of the Agreement in any way.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement by an authorized representative as of the day and year first above written.

  SELLER:               Sterling FBO Holdings, Inc.


                         By:_____________________________________
                               Ron F. Bearden, President and Vice Chairman

  BUYER:                BlueStar Leasing, Inc.


                         By:_____________________________________
                               Christopher R. Secreto, President and CEO